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                                                                    Exhibit 3.79



                          FIRST AMENDMENT TO BY LAWS
                                      OF
                         MAXUM HEALTH SERVICES CORP.

This First Amendment to By Laws (this "Amendment") of Maxum Health Services Corp. is effective as of October 26, 2005.

1. Article 6 "OFFICERS" of the By Laws is hereby deleted in its entirety and replaced with the following:

                                 "ARTICLE 6.
                                 -----------
                                  OFFICERS

        Section 6.1 Number; Security. The executive officers of the corporation shall be the president, one or more vice presidents (including an executive vice president, if the board of directors so determines), a chief financial officer, a secretary and a treasurer. Any two or more offices may be held by the same person, except the offices of president and secretary.

        Section 6.2 Election; Term of Office. The executive officers of the corporation shall be elected annually by the board of directors, and each such officer shall hold office until the next annual meeting of the board of directors and until the election of his or her successor, subject to the provisions of Section 6.4.

        Section 6.3 Subordinate Officers. The board of directors may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the board of directors determines. The board of directors may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

        Section 6.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his or her resignation in writing to the president or secretary of the corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer appointed by the board of directors or appointed by an executive officer or by a committee may be removed by the board of directors either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or her or by the president.

        Section 6.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 6.2 and 6.3 of these by laws for election or appointment to the office.

        Section 6.6 The President. The president shall be the chief executive officer of the corporation and shall preside at all meetings of the board of directors and of the stockholders. Subject to the control of the board of directors and the chairman of the board, he or she shall have general supervision over the business of the corporation and shall have such other powers
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and duties as presidents of corporations usually have or as the board of directors assigns to him or her.

        Section 6.7 Vice President. Each vice president shall have such powers and duties as the board of directors or the president assigns to him or her.

        Section 6.8 Chief Financial Officer. The chief financial officer of the corporation shall have general supervision over all financial matters of the corporation and shall have such other powers and duties as chief financial officers usually have or as the board of directors or the president assigns to him or her.

        Section 6.9 Treasurer. The treasurer shall be in charge of the corporation's books and accounts. Subject to the control of the board of directors, he or she shall have such other powers and duties as the board of directors or the president assigns to him or her.

        Section 6.10 Secretary. The secretary shall be the secretary of, and keep the minutes of, all meetings of the board of directors and of the stockholders, shall be responsible for giving notice of all meetings of stockholders and of the board of directors, and shall keep the seal and, when authorized by the board of directors, apply it to any instrument requiring it. Subject to the control of the board of directors, he or she shall have such powers and duties as the board of directors or the president assigns to him or her. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

        Section 6.11 Salaries. The board of directors may fix the officers' salaries, if any, or it may authorize the president to fix the salary of any other officer."

2. Except as amended by this Amendment, the By Laws shall remain in full force and effect; provided, however that wherever the terms and conditions of this Amendment and the terms and conditions of the By Laws conflict, the terms and conditions of this Amendment shall be deemed to supersede the conflicting terms of the By Laws.